THE SHERWOOD GROUP, INC.             EXHIBIT 11
                      AND SUBSIDIARIES

       COMPUTATION OF NET INCOME PER COMMON SHARE


                                        Three Months Ended August 31,
                                 ---------------------------------------
                                             1995            1994
                                    ---------------      --------------
Common stock and common stock equivalents:
  Average common stock outstanding       12,404,820          12,635,172
  Average common stock equivalents
    issuable under stock options            949,548           1,124,741
                                     ---------------     ---------------
Total average common stock and common
  stock equivalents used for earnings
  per share computation                  13,354,368          13,759,913
                                        ===========          ==========


Income:

    Net income                          $ 4,467,864        $  3,058,203
                                         ==========          ==========

Income per common and common
   equivalent share (a):

    Net income                              $  0.33           $    0.22
                                         ==========          ==========




(a) For presentation purposes, primary and fully diluted are identical.